Exhibit 10.2

July 23, 2019

Eric Beringause

RE:                          Letter Agreement regarding Severance Benefits (“Letter Agreement”)

Dear Eric,

This Letter Agreement sets forth the agreement between you and Dean Foods Company (the “Company”) regarding certain terms and conditions of your employment.

1. Certain Definitions.  In addition to definitions set forth elsewhere herein, for purposes of this Letter Agreement, the following terms shall be defined as set forth below:

“Cause” means (i) your conviction of any crime deemed by the Board to make your continued employment untenable; (ii) your willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) your conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) your breach of any material provision of any written covenant or agreement between you and the Company; or (v) your failure to comply with or breach of the Company’s “code of conduct” in effect from time to time; provided, however, that no act or omission shall constitute “Cause” for purposes of this Letter Agreement unless the Board or the Chairman of the Board provides to you (a) written notice clearly and fully describing the particular acts or omissions which the Board or the Chairman of the Board reasonably believes in good faith constitutes “Cause” and (b) an opportunity, within thirty (30) days following your receipt of such notice, to meet in person with the Board or the Chairman of the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall be considered as “willful” or “intentional” if the Executive reasonably believed such acts or omissions were in the best interests of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Good Reason” means a termination of your employment by you following the occurrence of one or more of the following events: (i) a material reduction in your annual base salary or target annual bonus opportunity (unless a similar reduction is applied broadly to similarly situated employees), (ii) a material reduction in the scope of your duties and responsibilities, (iii) the relocation of your principal place of employment to a location that is more than 50 miles from such prior location of employment; or (iv) Company’s material breach of any material provision of any written covenant or agreement between you and the Company.

In order for a termination by you to constitute a termination for Good Reason, (i) you must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 90th day after it has arisen or occurred, (ii) the Company must not have cured such circumstances within 30 days of receipt of such notice and (iii) you terminate employment within 6 months of such occurrence.

“Qualifying Termination” means (i) the involuntary termination of your employment by the Company (other than for Cause) or (ii) the voluntary termination of your employment with the Company for Good Reason.

For all purposes under this Letter Agreement, you shall not have a “termination of employment” (and corollary terms) from the Company unless and until you have a “separation from service” from the Company (as determined under Treasury Reg.  Section 1 409A-l (h), as uniformly applied in accordance with such rules as shall be established by the Company from time to time).

2.                                      Severance Benefits.  In the event you experience a Qualifying Termination, subject to the conditions imposed pursuant to Section 4 hereof, you will be entitled to receive the following “Severance Benefits”

(a)                                 Salary Continuation.  The Company shall continue to pay you your current annual base salary, paid on a semi-monthly basis, less payroll taxes and applicable withholdings, for a period of twelve months following your Qualifying Termination.

(b)                                 Short Term Incentive Compensation.  You will be eligible to receive a pro-rata portion of your annual cash bonus under the applicable Company plan for the calendar year in which the Qualifying Termination occurred (“Pro Rata Bonus”) The pro-rata portion shall be equal to a fraction, the numerator of which is the number of days you are employed with Dean Foods during such year through (and including) the date of the Qualifying Termination and the denominator of which is 365, with such pro-rata portion earned in an amount based on the degree to which the applicable performance criteria are ultimately achieved, as determined by the Compensation Committee on a basis applied uniformly to you as to other senior executives of the Company.

(c)                                  Long-Term Incentive Compensation

(I)                                   Restricted Stock Units (“RSUs”).  Unvested RSU awards will vest on a pro-rated basis through (and including) the date of the Qualifying Termination.

(II)                              Performance Stock Units (“PSUs”).  Shares earned and accrued with respect to completed PSU performance periods (as set forth in the applicable PSU award agreement) will vest and be issued to you as provided in Section 3 hereof.  Additionally, you will be eligible to receive a pro-rata portion of your PSU awards related to the performance period in which the Qualifying Termination occurred, subject to actual performance results through the end of the performance period.

(III)                         Performance Stock Options (“Performance Options”).  Any vested Performance Options will be exercisable for a period of 90 days following your Qualifying Termination.

All other outstanding and unvested LTl awards shall terminate effective as of the date of the Qualifying Termination.

The provisions of this Letter Agreement are in lieu of any severance benefits otherwise provided under the Dean Foods Company Amended and Restated Executive Severance Pay Plan (as amended November 8, 2017), and you acknowledge that you shall not participate in such plan.

Severance Benefits shall be reduced by such amounts as may be required under all applicable federal, state, local or other laws or regulations to be withheld or paid over with respect to such payment

You shall not (I) receive any Severance Benefits upon a termination of employment other than a Qualifying Termination or (II) be entitled to duplicate benefits pursuant to this Letter Agreement and any other plan or agreement.

3.                                      Timing of Payments.

(a)                                 The salary continuation severance payments will begin as soon practicable after the conditions set forth in Section 4 hereof have been satisfied, and in no event later than 60 days after the date of the Qualifying Termination.

(b)                                 Subject to the satisfaction of the conditions set forth in Section 4 hereof:

(I)                                  The Pro Rata Bonus will be paid at the same time as generally applicable under the Company’s annual STI plan, after certification of performance results by the Compensation Committee, and in no event later than March 15 of the following year

(II)                             All Severance Benefits that are not contingent on the achievement of performance criteria shall be payable within 75 days of the date of your Qualifying Termination.

(III)                        All Severance Benefits that are contingent on the achievement of performance criteria other than (or in addition to) the value of the Company’s common stock shall be paid or, in the case of stock-settled incentive awards, issued not later than 75 days after the end of the applicable performance measurement period, unless the award agreement under which such performance based compensation is awarded requires payment to be made at a different date (e g , such as to comply with any six month delay required on the payment of deferred compensation to any Participant who is a specified employee within the meaning of Section 409A of the Code).

Notwithstanding the foregoing, to the extent that any portion of the Severance Benefits hereunder is deferred compensation subject to the provisions of Section 409A of the Code, in no event shall such portion of such Severance Benefits be paid prior to the last date by which you would be required to deliver the release required under, or to agree to comply with any additional conditions imposed pursuant to, Section 4 hereof.

4.                                      Conditions to Payment of Severance Benefits.  Notwithstanding any provision herein to the contrary, payment of the Severance Benefits provided above are conditioned upon your execution and non-revocation of a separation and release agreement in a form and in substance reasonably satisfactory to the Company within 60 days after your termination of employment, which may include such additional conditions as the Company may deem necessary or appropriate to protect and/or promote the interests of the Company, including your agreement not to compete with, not to solicit employees or customers from, and/or not to use or disclose confidential information of, the Company and its Subsidiaries for two years after the Qualifying Termination. The business of Dean will be described in the restrictive covenants only to include products and services Dean Foods actually manufactures, processes, distributes or provides at the time of the Qualifying Termination; and the non-solicitation provisions shall be limited to customers of Dean Foods at the time of the Qualifying Termination and to employees who are employed by Dean Foods at the time of the Qualifying Event. Any additional conditions imposed by the Company under the immediately preceding sentence shall be communicated to you not later than five business days after your termination date and must be agreed to by you within 60 days following your termination of employment in order for you to be eligible to receive the Severance Benefits subject to such condition.

5.                                      Section 409A.  This letter is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this Letter Agreement upon an event and in a manner permitted by Section 409A of the Code Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.  The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company or any of its directors, officers or employees have any liability to you in the event such Section 409A applies to any benefit provided pursuant to this letter in a manner that results in adverse tax consequences for you or any of your beneficiaries or transferees.

6.                                      General.

(a)                                 This Letter Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

(b)                                 This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns whether such succession is, in the case of the Company, direct or indirect by purchase, merger, consolidation, change in control or otherwise.

(c)                                  This Letter Agreement is made pursuant to and shall be governed, construed, and enforced in all respects and for all purposes in accordance with the laws of the state of Texas without regard to the law of conflicts. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Letter Agreement.

7.                                      Signatures and Counterparts.  This Letter Agreement may be executed in counterparts.  A facsimile of this Agreement and signatures shall be as effective as an original.

Dean Foods Company

/s/ Jim Tuner

Name: Jim Turner

Title: Chairman of the Board

Agreed and accepted:

/s/ Eric Beringause
Eric Beringause

7/23/19
Date